Exhibit 1.01

LEHMAN BROTHERS HOLDINGS INC.

and

CITIBANK, N.A., Warrant Agent

and

LEHMAN BROTHERS INC., Calculation Agent

_______________

WARRANT AGREEMENT

dated as of August [__], 2006

_______________

[_________] Warrants

Currency Basket Warrants

Expiring February 13, 2008

i

ii

WARRANT AGREEMENT, dated as of August [__], 2006, among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (the “Company”), CITIBANK, N.A., a national banking association (the “Warrant Agent”), and LEHMAN BROTHERS INC., a Delaware corporation (the “Calculation Agent”).

WHEREAS the Company proposes to sell warrants (collectively, the “Warrants” or, individually, a “Warrant”) representing the right to receive from the Company an amount, if any, in U.S. Dollars determined by reference to the Basket Value on the terms and conditions set forth in this Agreement; and

WHEREAS the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer and exercise of the Warrants, and the Company desires to set forth herein, among other things, the provisions of the Warrants and the terms and conditions on which they may be issued, transferred and exercised.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

ISSUANCE OF WARRANTS AND FORM,
EXECUTION, DELIVERY AND REGISTRATION
OF WARRANTS

SECTION 1.01.  Issuance of Warrants.  (a)  The Warrants will constitute direct, unconditional and unsecured obligations of the Company and will rank equally with the Company’s other unsecured contractual obligations and with the Company’s unsecured and unsubordinated debt.

(b)  The Warrants will be issued in book-entry form and represented by one or more global certificates (each a “Global Warrant Certificate”). Each Warrant shall represent the right, subject to the provisions contained herein, to receive the Cash Settlement Amount of such Warrant upon exercise. In no event shall a registered or beneficial holder of a Warrant (each a “Warrantholder”) be entitled to receive any interest on any Cash Settlement Amount. A Warrant will not require or entitle a Warrantholder to receive any of the Reference Currencies comprising the Basket from the Company. The Company shall not be under any obligation to, nor will it, sell the Reference Currencies to, or purchase or take delivery of any such Reference Currency from, Warrantholders in connection with the exercise of any Warrants.

(c)  Warrantholders shall not be entitled to hold Warrants in certificated form through Clearstream Banking, société anonyme (“Clearstream”), or the Euroclear System operated by Morgan Guaranty Trust’s Brussels Office (“Euroclear”).

SECTION 1.02.  Form, Execution and Delivery of Warrant Certificates.  (a)  Each Global Warrant Certificate shall be evidenced by a certificate in registered form substantially in the form set forth in Exhibit A hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may represent any number of whole Warrants. Each Global Warrant Certificate may have imprinted or otherwise reproduced thereon such letters, numbers or other marks of identification or designation and such legends or endorsements as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and which are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or with any rule or regulation of any stock exchange on which the Warrants may be listed, or of the Depository, or to conform to usage.

(b)  The Warrant Agent is authorized, upon receipt of a Global Warrant Certificate from the Company, duly executed on behalf of the Company, and a written order from the Company, to countersign such Global Warrant Certificate. The Global Warrant Certificate shall be manually countersigned and dated the date of its countersignature by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall deliver the Global Warrant Certificate to or upon the order of the Company. One or more Global Warrant Certificates may be executed by the Company and delivered to the Warrant Agent on or after the date of execution of this Agreement; provided that only one Global Warrant Certificate shall be outstanding at any one time.

The Company reserves the right to issue, from time to time after the date of execution of this Agreement, additional Warrants, and in connection therewith the Global Warrant Certificate may be exchanged for a new Global Warrant Certificate to reflect the issuance by the Company of such additional Warrants. To effect such an exchange the Company shall deliver to the Warrant Agent a new Global Warrant Certificate duly executed on behalf of the Company and a written instruction as provided in this Section 1.02. The Warrant Agent shall authenticate the new Global Warrant Certificate as provided in this Section and shall deliver the new Global Warrant Certificate to the Depository in exchange for, and upon receipt of, the Global Warrant Certificate then held by the Depository. The Warrant Agent shall cancel the Global Warrant Certificate delivered to it by the Depository, destroy such Global Warrant Certificate and provide a certificate of destruction to the Company.

(c)  In case any officer of the Company who shall have signed a Global Warrant Certificate, either manually or by facsimile signature, shall cease to be such officer before such Global Warrant Certificate shall have been countersigned and delivered by the Warrant Agent to the Company or delivered by the Company, such Global Warrant Certificate nevertheless may be countersigned and delivered as though the person who signed such Global Warrant Certificate had not ceased to be such officer of the Company; and the Global Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Global Warrant Certificate, shall be a proper officer of the Company to sign such Global Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

(d)  The Global Warrant Certificate will initially be registered in the name of a nominee of The Depository Trust Company (the “Depository”, which term, as used herein, includes any successor securities depository selected by the Company). The Warrant holdings of the Depository participants (the “Participants”) will be recorded on the books of the Depository. The holdings of customers of the Participants and the identity of the Warrantholders will be reflected on the books and records of such Participants and will not be known to the Warrant

Agent, the Company, the Calculation Agent or the Depository. The Global Warrant Certificate will be held by the Depository or its agent.

The Company may from time to time select a new entity to act as Depository with respect to the Warrants and, if such selection is made, the Company shall promptly give the Warrant Agent written notice to such effect identifying the new Depository, and the Global Warrant Certificate shall be delivered to the Warrant Agent and shall be transferred to the new Depository as provided below as promptly as possible. Appropriate changes may be made in the forms of the Global Warrant Certificate, the Exercise Notice and the related notices to be delivered in connection with an exercise to reflect the selection of the new Depository.

(e)  Except as otherwise provided herein or in the Global Warrant Certificate, the Warrant Agent shall from time to time register the transfer of the Global Warrant Certificate in its records (which may be maintained electronically), subject to such reasonable regulations as the Company or the Warrant Agent may prescribe, only to the Depository, to another nominee of the Depository, to a successor Depository or to a nominee of a successor Depository, upon surrender of such Global Warrant Certificate, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent and the Company, duly executed by the registered holder thereof or by the duly appointed legal representative thereof, or by its duly authorized attorney, such signature to be guaranteed by a bank or trust company with a correspondent office in New York City or by a member of a national securities exchange. Upon any such registration of transfer, a new Global Warrant Certificate shall be issued to the transferee and the surrendered Global Warrant Certificate shall be canceled by the Warrant Agent.

The Global Warrant Certificate may be transferred as provided above at the option of the holder thereof, when surrendered to the Warrant Agent’s Office, or at the office of any successor Warrant Agent (as provided in Section 5.03 hereof), for another Global Warrant Certificate of like tenor and representing an equal number of unexercised Warrants.

(f)  Except as provided in Section 1.03 hereof, no service charge shall be made for any registration of transfer or exchange of Global Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Global Warrant Certificates, other than exchanges pursuant to this Section 1.02 not involving any transfer.

SECTION 1.03.  Mutilated or Missing Warrant Certificates.  (a)  If any Global Warrant Certificate is mutilated, lost, stolen or destroyed, the Company may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equal number of unexercised Warrants, bearing an identification number not contemporaneously outstanding, but only (in case of loss, theft or destruction) upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Global Warrant Certificate, written direction from the Company, and security or indemnity, if requested, also satisfactory to them. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

(b)  In case all of the Warrants evidenced by any such mutilated, lost, stolen or destroyed Global Warrant Certificate have been or are about to be exercised, or deemed to be exercised, the Company in its absolute discretion may, instead of issuing a new Global Warrant Certificate, direct the Warrant Agent in writing to treat the same as if it had received an Exercise Notice in proper form in respect thereof, as provided herein, or as being subject to automatic exercise (pursuant to Section 2.06 hereof) , as the case may be.

(c)  Each new Global Warrant Certificate issued pursuant to this Section 1.03 in lieu of any lost, stolen or destroyed Global Warrant Certificate shall be an original, additional contractual obligation of the Company, whether or not the lost, stolen or destroyed Global Warrant Certificate shall at any time be enforceable by anyone, and shall be entitled to the same benefits under this Agreement equally and proportionately with any and all other Global Warrant Certificates duly issued hereunder.

(d)  Upon the issuance of any new Global Warrant Certificate in accordance with this Section 1.03, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent and the reasonable fees of its counsel) connected therewith.

(e)  The provisions of this Section 1.03 are exclusive and shall preclude (to the extent lawful) any other rights and remedies with respect to the replacement or payment of mutilated, lost, stolen or destroyed Global Warrant Certificates.

ARTICLE II

DURATION AND EXERCISE OF WARRANTS

SECTION 2.01.  Duration of Warrants; Exercise Notice.  Subject to the limitations set forth herein and in Sections 2.06, 2.07(b) and 2.02(c) hereof, each Warrant may be irrevocably exercised in whole but not in part on any Business Day from August [__], 2006 until 3:00 p.m., New York City time, on the earlier of (i) the Business Day immediately preceding February 13, 2008 (February 13, 2008 being referred to herein as the “Expiration Date”) and (ii) the Business Day immediately preceding the Delisting Date, if any. Except in the event of automatic exercise, each Warrant shall be irrevocably exercised upon receipt by the Warrant Agent of such Warrant delivered free on the records of the Depository to the Warrant Agent’s Depository Participant Account (entitled Citibank, N.A. Corporate Trust Warrant Agent Account, No. 2659, or such other account at the Depository as the Warrant Agent shall designate in writing to the Company) (the “Warrant Account”) pursuant to an Exercise Notice to the Warrant Agent from a Participant, in the case of Warrants held through the facilities of the Depository, a Clearstream participant, in the case of Warrants held through Clearstream, or a Euroclear participant, in the case of Warrants held through Euroclear, acting, directly or indirectly, on behalf of the Warrantholder; provided, however, that Exercise Notices are subject to rejection by the Warrant Agent as provided herein. An Exercise Notice shall be unconditional.

Except as provided in Section 2.02(b) hereof, the Warrant Agent shall be entitled, with no duty of inquiry, to rely conclusively on any Exercise Notice received by it. “Exercise Notice” means an irrevocable exercise notice to the Warrant Agent at its address, which notice shall be substantially in the form set forth in Exhibit B hereto or such other form as the Company and the Warrant Agent may approve and may be given by facsimile transmission.

SECTION 2.02.  Exercise and Delivery of Warrants.  (a)  Except for Warrants (x) subject to automatic exercise (as described in Section 2.06 hereof), (y) for which exercise is delayed pursuant to Section 2.07(b) hereof or (z) held through the facilities of Clearstream or Euroclear, the “Exercise Date” for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice duly completed and in proper form with respect to such Warrant, if received at or prior to 3:00 p.m., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the Business Day following such Business Day.

In the case of Warrants held through the facilities of Clearstream or Euroclear, except for Warrants subject to automatic exercise, the “Exercise Date” for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Exercise Notice duly completed and in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 p.m., New York City time, on such day; provided that the Warrant is received by the Warrant Agent by 3:00 p.m., New York City time, on the Valuation Date, or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the Business Day following such Business Day; provided that the Warrant is received by 3:00 p.m., New York City time, on the Valuation Date relating to exercises of Warrants on the applicable Valuation Day. In the event that a Warrant is received after 3:00 p.m., New York City time, on the applicable Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a Business Day, the following Business Day. In the case of Warrants held through the facilities of Euroclear, (a) participants must also transmit, by facsimile, to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 p.m., New York City time, on the desired Exercise Date and (b) Euroclear must confirm (a “Euroclear Confirmation”) by telex to the Warrant Agent by 9:00 a.m., New York City time, on the applicable Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided that if such telex communication is received after 9:00 a.m., New York City time, on the applicable Valuation Date, the Company will be entitled, in it sole discretion, to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

(b)  The Warrant Agent shall, in the case of Warrants other than those held through Clearstream or Euroclear, following receipt of a properly delivered Warrant in accordance with Section 2.02(a) hereof, accompanied by an Exercise Notice, and, in the case of Warrants held through Clearstream or Euroclear, following receipt of a properly delivered Exercise Notice in accordance with Section 2.02(a) hereof:

(i)  promptly (1) for Warrants not held through Clearstream or Euroclear, determine whether such Exercise Notice has been duly completed and is in proper form and (2) for Warrants held through Clearstream or Euroclear, determine whether such Exercise Notice has been duly completed and is in proper form duly executed by

Clearstream or the Euroclear participant tendering such Warrant, as applicable; and, in either case, if the Warrant Agent determines that the Exercise Notice has not been duly completed or is not in proper form, the Warrant Agent promptly shall (X) reject such Exercise Notice and shall send to the entity that executed such Exercise Notice a notice of rejection substantially in the form set forth in Exhibit C hereto and shall redeliver such Warrants (to the extent received in the case of Warrants held through Clearstream or Euroclear) free through the facilities of the Depository to the account from which they were transferred to the Warrant Agent and (Y) shall not take the actions required by clauses (ii)-(viii) below with respect to such Exercise Notice or the related Warrants; provided, however, that the Warrant Agent shall deliver a copy of the Exercise Notice relating to such Warrants to the Company as required by clause (viii) below and the Company may waive, in its sole discretion, any defect in the form of such Exercise Notice;

(ii)  with respect to each Warrant held through Euroclear for which an Exercise Notice was received, promptly telephone Euroclear to determine whether Euroclear anticipates that it will be able to provide a Euroclear Confirmation as required by Section 2.02(a) hereof;

(iii)  notify the Company and the Calculation Agent (and such other parties (not to exceed two) as the Company shall designate in writing) by 5:00 p.m., New York City time, on the Business Day that such Exercise Notice has been received (or shall be deemed to have been received) of (A) the total number of Warrants covered by such Exercise Notice and (B) the number of such Warrants, if any, as to which Euroclear has not advised the Warrant Agent that it anticipates being able to provide a Euroclear Confirmation as required by Section 2.02(a) hereof;

(iv)  with respect to Warrants held through Euroclear, determine whether the Warrant Agent has received by 9:00 a.m., New York City time, on the Valuation Date relating to such Warrants, Euroclear Confirmations with respect to such Warrants as required by Section 2.02(a) hereof, and if the Warrant Agent has not received any such Euroclear Confirmation by such time, notify the Company and the Calculation Agent (and such other parties (not to exceed two) as the Company shall designate in writing) by 10:00 a.m., New York City time, on such Valuation Date of the number of such Warrants in respect of which the Warrant Agent has not received such Euroclear Confirmations and (except to the extent the Company has notified the Warrant Agent that it has waived the requirement of timely delivery of such Euroclear Confirmation) send to the Euroclear participant that executed such Exercise Notice for which no related Euroclear Confirmation was received (at the address specified in such notice) a notice of rejection substantially in the form set forth in Exhibit C hereto;

(v)  by 5:00 p.m., New York City time, on the Exercise Date for such Warrants, notify the Company and the Calculation Agent of the total number of exercised Warrants so determined (if such number is less than an aggregate of 100 Warrants, the Warrant Agent shall not take the actions required by clauses (vi) and (vii) below with respect to such Exercise Notice or the related Warrants);

(vi)  obtain from the Calculation Agent the calculation of the Cash Settlement Amount of the exercised Warrants (excluding any Warrants held through Clearstream or Euroclear as to which timely delivery of the related Warrant has not been made) as of their Valuation Date in the manner set forth in Section 2.02(c) hereof by no later than 5:00 p.m., New York City time, on the applicable Valuation Date;

(vii)  notify the Company (and such other parties (not to exceed two) as the Company shall designate in writing) by 5:00 p.m., New York City time, on the applicable Valuation Date of the aggregate Cash Settlement Amount payable in respect of the exercised Warrants, and send notices of confirmation substantially in the form included in Exhibit C to the appropriate Participant specifying therein the reference number assigned by the Warrant Agent to each accepted Exercise Notice; and

(viii)  promptly deliver a copy of each Exercise Notice to the Company and advise the Company of such other matters relating to the exercised Warrants as the Company shall reasonably request. Any notice to be given to the Company by the Warrant Agent pursuant to this Section 2.02 shall be by telephone (promptly confirmed in writing) or telecopy.

Except in the case of Warrants subject to automatic exercise (as described in Section 2.06 hereof), if on any applicable Valuation Date the Cash Settlement Amount for any Warrants then exercised would be zero, then the attempted exercise of such Warrants shall be void and of no effect and such Warrants shall be transferred by the Warrant Agent back to the Participant (including Clearstream and Euroclear) that submitted them free to the Warrant Agent on the records of the Depository (to the extent received in the case of Warrants held through Clearstream or Euroclear) and, in any such case, the Warrants in question shall remain outstanding and exercisable thereafter.

(c)  The Company shall make available to the Warrant Agent, not later than 3:00 p.m., New York City time, on the third Business Day following the Valuation Date (the “Settlement Payment Date”), funds in an amount sufficient to pay the aggregate Cash Settlement Amount of the exercised Warrants. If the Company has made such funds available as provided in the preceding sentence, the Warrant Agent will be responsible for making funds available to the Depository in accordance with procedures agreed upon between the Depository and the Warrant Agent, against receipt of the Global Warrant Certificate, after 3:00 p.m., New York City time, but prior to the close of business, on the Settlement Payment Date, such funds to be in an amount equal to the aggregate Cash Settlement Amount of the Warrants that were delivered to the Warrant Agent (together with the related Exercise Notice) as provided in Sections 2.01 and 2.02(a) and (b) hereof. The Depository will be responsible for disbursing such funds to each appropriate Participant, and such Participant will be responsible for disbursing such funds to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

(d)  The Warrant Agent shall cause its records, which may be kept electronically, to be marked to reflect the reduction in the number of Warrants represented by the Global Warrant Certificate by the number of Warrants that were delivered to the Warrant Agent and for which payment has been made as provided in Section 2.02(c) hereof promptly after such delivery and payment. Absent manifest error, the Warrant Agent’s records shall be conclusive evidence of such matters.

SECTION 2.03.  Price Source Unavailability Event.  Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency will be postponed until the Valuation Business Day for that Reference Currency next succeeding the scheduled Valuation Date on which no Price Source Unavailability Event is occurring. If on each of the two scheduled Valuation Business Days following the scheduled Valuation Date the Price Source Unavailability is still in effect or if such days are not otherwise Valuation Business Days, the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on the third scheduled Valuation Business Day after the scheduled Valuation Date in accordance with the Fallback Rate Observation Methodology.

SECTION 2.04.  Disruption Events.  Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the Warrants, the Calculation Agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology. The Calculation Agent will use the Settlement Rate for the affected Reference Currency so determined to calculate the Basket Value for any warrant exercised after the Disruption Event has occurred, whether or not the Disruption Event is still continuing.

SECTION 2.05.  Delisting of Warrants.  In the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Securities Exchange Act of 1934, as amended), the AMEX and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, and the Cash Settlement Amount shall be calculated and settled as provided in Section 2.02 hereof. The Company will notify the Warrant Agent in writing, who will notify the Warrantholders as soon as practicable of such delisting or trading suspension. However, if the Company first receives notice of the delisting or suspension on the same day on which the Warrants are delisted or suspended, such day will be deemed the Delisting Date.

SECTION 2.06.  Automatic Exercise of Warrants.  (a)  All Warrants for which the Warrant Agent has not received an Exercise Notice duly completed and in proper form at or prior to 3:00 p.m., New York City time, on the earlier of (i) the Business Day immediately preceding the Expiration Date or (ii) the Business Day immediately preceding the Delisting Date, if any, or for which the Warrant Agent has received an Exercise Notice duly completed and in proper form but with respect to which timely delivery of the relevant Warrants has not been made, will be deemed automatically exercised on such date without any requirement of an Exercise Notice to the Warrant Agent. The Exercise Date for such Warrants shall be the Expiration Date or the Delisting Date, as the case may be, or if such date is not a Business Day, the following Business Day. The Valuation Date for such Warrants shall be the Scheduled Valuation Business Day immediately following the date of automatic exercise, subject to postponement in the event of a Disruption Event, as described in Section 2.04 hereof.

(b)  The Warrant Agent shall by 5:00 p.m., New York City time, on the Expiration Date or the Delisting Date, as the case may be, notify the Company and the Calculation Agent (and such other parties (not to exceed two) as the Company shall designate in writing) of the number of Warrants to be automatically exercised on such day. The Warrant Agent shall (i) by 5:00 p.m., New York City time, on the applicable Valuation Date, obtain from the Calculation Agent the calculation of the Cash Settlement Amount (as determined by the Calculation Agent in the manner provided in Section 2.02(c) hereof) of the Warrants to be automatically exercised, (ii) by 5:00 p.m., New York City time, on the applicable Valuation Date, notify the Company (and such other parties (not to exceed two) as the Company shall designate in writing) of the aggregate Cash Settlement Amount payable in respect of such automatically exercised Warrants and (iii) advise the Company of such other matters relating to the automatically exercised Warrants as the Company shall reasonably request.

(c)  The Company shall make available to the Warrant Agent, not later than 3:00 p.m., New York City time, on the third Business Day after the applicable Valuation Date for automatically exercised Warrants (the “Automatic Settlement Payment Date”), funds in an amount sufficient to pay the aggregate Cash Settlement Amount of such Warrants. If the Company has made such funds available as provided in the preceding sentence, the Warrant Agent will be responsible for making funds available to the Depository in accordance with procedures agreed upon between the Depository and the Warrant Agent, against receipt of the Global Warrant Certificate, after 3:00 p.m., New York City time, but prior to the close of business, on the Automatic Settlement Payment Date, such funds to be in an amount equal to the aggregate Cash Settlement Amount of the Warrants subject to such automatic exercise. The Depository will be responsible for disbursing such funds to each appropriate Participant, and such Participant will be responsible for disbursing such funds to the Warrantholders it represents and to each brokerage firm for which it acts as agent. Each such brokerage firm will be responsible for disbursing funds to the Warrantholders it represents.

SECTION 2.07.  Denominations; Maximum Number of Exercisable Warrants; Minimum Number of Exercisable Warrants.  (a)  The Warrants will be issued in denominations of 100 Warrants and whole multiples of 100.

(b)  All exercises of Warrants (except in the case of automatic exercise of Warrants as described in Section 2.06 hereof) shall be subject, at the Calculation Agent’s option, to the limitation that not more than 500,000 Warrants in total may be exercised on any Exercise Date. If any Business Day would otherwise, under the terms of this Agreement, be the Exercise Date in respect of more than 500,000 Warrants, then at the Calculation Agent’s option (by giving notice thereof to the Warrant Agent not later than 5:00 p.m., New York City time, on the Business Day immediately following such Exercise Date), 500,000 of such Warrants (selected by the Warrant Agent on a pro rata basis or by lot) shall be deemed exercised on such Exercise Date, and the remainder of such Warrants (the “Remaining Warrants”) shall be deemed exercised on the following Business Day (subject to successive applications of this Section 2.07). Remaining Warrants shall be deemed exercised in the order of their respective initial Exercise Dates, and Remaining Warrants shall be deemed exercised before any other Warrants initially exercised after such Remaining Warrants. The date on which any Warrant is deemed exercised under this Section 2.07(b) shall for all purposes of this Agreement be the “Exercise Date” in respect of such Warrant.

(c)  No fewer than 100 Warrants may be exercised by a Warrantholder at any one time, except in the case of automatic exercise of Warrants.

SECTION 2.08.  Covenant of the Company.  The Company covenants, for the benefit of the Warrantholders, that it will not seek the delisting of the Warrants from, or suspension of their trading on, the AMEX unless the Company has, at the same time, arranged for listing of the Warrants on another United States national securities exchange.

SECTION 2.09.  Return of Money Held Unclaimed for Two Years.  Except as otherwise provided herein, any money deposited with or paid to the Warrant Agent for the payment of the Cash Settlement Amount of any Warrants and not applied but remaining unclaimed for two years after the date upon which such Cash Settlement Amount shall have become due and payable shall be repaid by the Warrant Agent to the Company and the holders of such Warrants shall thereafter look only to the Company for any payment which such holders may be entitled to collect and all liability of the Warrant Agent with respect to such money shall thereupon cease; provided, however, that the Warrant Agent, before making any such repayment, may at the expense of the Company notify the Participants concerned, that said money has not been so applied and remains unclaimed and that after a date named in the notification any unclaimed balance of said money then remaining will be returned to the Company.

SECTION 2.10.  Return of Global Warrant Certificate.  At such time as all of the Warrants evidenced by a Global Warrant Certificate have been exercised (including pursuant to an automatic exercise) and all payments to the Participants made as provided herein, the Warrant Agent shall, upon written direction from the Company, destroy the canceled Global Warrant Certificate (unless instructed by the Company in writing to deliver the Global Warrant Certificate to the Company) and shall provide a certificate of destruction to the Company.

ARTICLE III

OTHER PROVISIONS RELATING TO
RIGHTS OF WARRANTHOLDERS

SECTION 3.01.  Warrantholder May Enforce Rights.  Notwithstanding any of the provisions of this Agreement, any Warrantholder, without the consent of the Warrant Agent, may, in and for its own behalf, enforce, and may institute and maintain, any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, its right to exercise, and to receive payment for, its Warrants as provided in this Agreement.

SECTION 3.02.  Merger, Consolidation, Sale, Transfer or Conveyance.  If at any time there shall be a merger or consolidation involving the Company or a sale, transfer, conveyance (other than by way of lease) or other disposition of substantially all of the assets of the Company, then the successor or assuming corporation shall succeed to and be substituted for the Company under this Agreement and the Warrants, with the same effect as if it had been named herein and in any Global Warrant Certificate as the Company. The Company shall thereupon be relieved of any further obligation hereunder or under the Warrants and may at any time thereafter be dissolved, wound up or liquidated. In any case of any such consolidation or merger involving the Company or sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, any changes in phraseology and form (but not in substance) that may be appropriate may be made in the Global Warrant Certificates delivered thereafter.

The Warrant Agent may rely on a written opinion of counsel as conclusive evidence that any such consolidation or merger involving the Company or sale, transfer, conveyance (other than by way of lease) or other disposition of substantially all of the assets of the Company complies with the provisions of this Section 3.02.

ARTICLE IV

WARRANTS ACQUIRED BY THE COMPANY;
PAYMENT OF TAXES; TAXATION OF WARRANTS

SECTION 4.01.  Warrants Acquired by the Company.  In the event the Company shall purchase or otherwise acquire Warrants, such Warrants may, at the option of the Company, be surrendered free through a Participant to the Depository for credit to the account of the Warrant Agent maintained at the Depository, and if so credited, the Warrant Agent shall promptly note the cancellation of such Warrants by notation on the records of the Warrant Agent. Such Warrants may also, at the option of the Company, be resold by the Company directly or to or through any of its affiliates in lieu of being surrendered to the Depository.

Any canceled Global Warrant Certificate held by the Warrant Agent under this Agreement shall be destroyed by the Warrant Agent unless otherwise directed in writing by the Company, and the Warrant Agent shall deliver a certificate of destruction to the Company evidencing the same.

SECTION 4.02.  Taxation of Warrants.  The Company intends to treat and, by purchasing a Warrant, the Warrantholder agrees to treat, for all tax purposes, a Warrant as a nonequity option within the meaning of section 1256(g)(3) of the Internal Revenue Code of 1986, as amended.

ARTICLE V

CONCERNING THE WARRANT AGENT

SECTION 5.01.  Warrant Agent.  (a)  The Company hereby appoints Citibank, N.A. (“Citibank”) as Warrant Agent of the Company in respect of the Warrants upon the terms and subject to the conditions set forth herein; and Citibank hereby accepts such appointment.

The Warrant Agent shall have the powers and authority granted to and conferred upon it in this Agreement and such further powers and authority to act on behalf of the Company as the Company may hereafter grant to or confer upon it. All of the terms and provisions with respect to such powers and authority contained in any Global Warrant Certificate are subject to and governed by the terms and provisions hereof.

(b)  Citibank covenants and agrees to maintain an office, staffed by qualified personnel, with adequate facilities for the discharge of its responsibilities under this Agreement,

including, without limitation, the payment of the Cash Settlement Amount, as calculated by the Calculation Agent, and the timely settlement of the Warrants upon exercise thereof.

SECTION 5.02.  Conditions of Warrant Agent’s Obligations.  The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Company agrees and to all of which the rights hereunder of the Warrantholders shall be subject:

(a)  The Company agrees promptly to pay the Warrant Agent the compensation to be agreed upon with the Company for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for its reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Warrant Agent without negligence, bad faith or breach of this Agreement on its part in connection with the services rendered by it hereunder. The Company also agrees to indemnify the Warrant Agent and its officers, directors, agents and employees for, and to hold it and them harmless against, any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred without negligence, bad faith or breach of this Agreement on the part of the Warrant Agent, arising out of or in connection with its acting as such Warrant Agent hereunder, as well as the reasonable costs and expenses of defending against any claim of liability in the premises. This section shall survive the termination of this Agreement and the earlier removal or resignation of the Warrant Agent.

(b)  In acting under this Agreement, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the owners or holders of the Warrants.

(c)  The Warrant Agent may consult with counsel satisfactory to it, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)  The Warrant Agent shall be fully protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any written notice, direction, consent, certificate, affidavit, statement or other paper or document believed by it to be genuine and to have been presented or signed by the proper parties, and the Warrant Agent may, if it shall deem it necessary or desirable, request such papers or documents prior to taking any action hereunder.

(e)  The Warrant Agent, and its officers, directors, agents and employees, may become the owner of, or acquire any interest in, any Warrants or other obligations of the Company, with the same rights that it or they would have if it were not the Warrant Agent hereunder and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depository, trustee or agent for, any committee or body of holders of Warrants or other obligations of the Company as freely as if it were not the Warrant Agent hereunder.

(f)  The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Warrant Agent shall not be responsible for advancing funds on behalf of the Company.

(g)  The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or with respect to the validity or execution of the Global Warrant Certificates (except its countersignature thereof).

(h)  The recitals contained herein and in the Global Warrant Certificates (except as to the Warrant Agent’s countersignature thereon) shall be taken as the statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of the same.

(i)  The Warrant Agent shall be obligated to perform such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder likely to involve it in any expense or liability, the payment of which is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the application by the Company of any proceeds. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained in any Global Warrant Certificate or in the case of the receipt of any written demand from a holder of a Warrant with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, except as provided in Section 7.03 hereof, to make any demand upon the Company.

(j)  The Warrant Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

(k)  The Warrant Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed.

SECTION 5.03.  Resignation and Appointment of Successor.  (a)  The Company agrees, for the benefit of the Warrantholders, that there shall at all times be a Warrant Agent hereunder until all the Warrants are no longer outstanding or until monies for the payment of all outstanding Warrants, if any, shall have been paid to the Warrant Agent and shall have been returned to the Company as provided in Section 2.9 hereof, whichever occurs earlier.

(b)  The Warrant Agent may at any time resign as such agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Warrant Agent and acceptance of such appointment by such successor Warrant Agent as hereinafter provided. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Warrant Agent (which shall be a banking institution organized under the laws of the United States of America or one of the states thereof and having an office in the Borough of Manhattan, New York City) and the acceptance of such appointment by such successor Warrant Agent. In the event a successor Warrant Agent has not been appointed and accepted its duties within 90 days of the Warrant Agent’s notice of resignation or its removal, the Warrant Agent may apply to any court of competent jurisdiction for the designation of a successor Warrant Agent. The obligation of the Company under Section 5.02(a) hereof shall continue to the extent set forth therein notwithstanding the resignation or removal of the Warrant Agent.

(c)  In case at any time the Warrant Agent shall give notice of its intent to resign, or shall be removed, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or make an assignment for the benefit of its creditors, or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be promptly appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the latter of such appointment, the Warrant Agent so superseded shall cease to be Warrant Agent hereunder.

(d)  Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trust, immunities, duties and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then due and unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.

(e)  Any corporation into which the Warrant Agent hereunder may be merged or converted or any corporation with which the Warrant Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation to which the Warrant Agent shall sell or otherwise transfer all or substantially all the corporate trust assets and business of the Warrant Agent, provided that it shall be qualified as aforesaid, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE VI

CONCERNING THE CALCULATION AGENT

SECTION 6.01.  Calculation Agent.  The Company hereby appoints Lehman Brothers Inc. to be the Company’s Calculation Agent for the purpose of performing the services described herein upon the terms and subject to the conditions set forth herein; and Lehman Brothers Inc. hereby accepts such appointment.

SECTION 6.02.  Calculations and Information Provided.  (a)  The Calculation Agent will determine the Cash Settlement Amount in respect of an exercise of Warrants and will be responsible for determining each of the following items:

(i)  the Basket Value and the Cash Settlement Amount;

(ii)  whether a Disruption Event  has occurred and, in the event a Disruption Event has occurred, determining the Basket Value;

(iii)  whether a Price Source Unavailability Event has occurred and, in the event a Price Source Unavailability Event has occurred, taking the actions specified in Section 2.03 hereto;

(iv)  whether a particular day is a Valuation Date;

(v)  whether a particular day is a Valuation Business Day;

(vi)  whether to limit the number of Warrants exercisable on any date, other than automatic exercises, to an aggregate of 500,000 as described in Section 2.07 hereof;

(vii)  any other calculation, determination or adjustment specified as being made by the Calculation Agent in this Agreement or the relevant Warrants.

The Calculation Agent shall timely notify the Warrant Agent of all such calculations, determinations and adjustment or if a Disruption Event or Price Source Unavailability Event with respect to the Warrants has occurred.

(b)  Any calculation or determination by the Calculation Agent under this Agreement shall be made at the sole discretion of the Calculation Agent and shall (in the absence of manifest error) be final and binding on the Company, the Warrant Agent, the Warrantholders and any Participant. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent’s Office.

SECTION 6.03.  Conditions of Calculation Agent’s Obligations.  The Calculation Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Company agrees and to all of which the rights hereunder of the Warrantholders shall be subject:

(a)  The Calculation Agent shall act as an independent expert and not as an agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any Warrantholders.

(b)  Unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Warrant Agent made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Warrant Agent, as the case may be.

(c)  The Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto.

(d)  The Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Warrants with the same rights as it would have had if it were not acting hereunder as Calculation Agent.

(e)  The Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or willful misconduct.

SECTION 6.04.  Resignation and Appointment of Successor.  (a)  The Company agrees, for the benefit of the Warrantholders from time to time, that there shall at all times be a Calculation Agent hereunder until all the Warrants are no longer outstanding or until monies for the payment of all outstanding Warrants, if any, shall have been paid to the Warrant Agent and shall have been returned to the Company as provided in Section 2.9 hereof, whichever occurs earlier.

(b)  Resignation, removal and appointment of the Calculation Agent shall be in accordance with the procedures set forth for the resignation, removal and appointment of the Warrant Agent, as provided in Section 5.03 hereof, except that a successor Calculation Agent need not be a banking institution with offices in the Borough of Manhattan, New York City, and may only be appointed if such successor has been nominated by the Company.

SECTION 6.05.  Compensation; Indemnification  The Company agrees promptly to pay the Calculation Agent the compensation to be agreed upon with the Company for all services rendered by the Calculation Agent hereunder. The Company also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any loss, liability, cost or expense (including reasonable attorneys’ fees and expenses) incurred by the Calculation Agent by reason of its being made a party to a suit or claim arising out of this Agreement; provided, however, that such indemnity shall in no event apply to the extent that any such loss, liability, cost or expense is a result of the gross negligence or willful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company. The indemnity obligation of the Company shall continue notwithstanding the termination of this Agreement or the resignation or removal of the Calculation Agent.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.  Definitions.  Set forth below are certain defined terms used in this agreement.

“AMEX” shall mean the American Stock Exchange LLC.

“Automatic Settlement Payment Date” shall have the meaning set forth in Section 2.06(c) hereof.

“Basket” shall mean a basket of currencies comprised of the Chinese Yuan, Taiwanese Dollar, Japanese Yen, Singapore Dollar and U.S. Dollar.

“Basket Value” shall mean the sum of the Reference Currency Quotients.

“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which The New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc. or the AMEX is not open for trading or banking institutions or trust companies in New York City are authorized or obligated by law or executive order to close.

“Calculation Agent” shall have the meaning set forth in the preamble hereto.

“Cash Settlement Amount” shall mean, per Warrant exercised, the greater of (i) zero and (ii) the product of the Notional Amount times the Basket Value

“Citibank” shall have the meaning set forth in Section 5.01(a) hereof.

“Clearstream” shall have the meaning set forth in Section 1.01(c) hereof.

“Company” shall have the meaning set forth in the preamble hereto.

“Delisting Date” shall mean, if the Warrants are delisted, the effective date of their delisting from, or permanent suspension from trading on, the AMEX or another United States national securities exchange and failure to list the Warrants on another United States national securities exchange.

“Depository” shall have the meaning set forth in Section 1.02(d) hereof.

A “Disruption Event” with respect to any Reference Currency means any of the following events (other than a Price Source Unavailability Event), as determined in good faith by the Calculation Agent:

(a)  the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of such Reference Currency into U.S. Dollars through customary legal channels; or (y) the delivery of U.S. Dollars from accounts inside the country for which such Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) to accounts outside that Reference Currency Jurisdiction;

(b)  the occurrence of any event causing the Reference Exchange Rate for such Reference Currency to be split into dual or multiple currency exchange rates; or

(c)  the occurrence and/or existence of any event (other than those set forth in (a) or (b) above) in a Reference Currency Jurisdiction that materially disrupts the market for such Reference Currency.

 “Euroclear” shall have the meaning set forth in Section 1.01(c) hereof.

“Euroclear Confirmation” shall have the meaning set forth in Section 2.02(a) hereof.

“Exercise Date” shall have the meaning set forth in Section 2.02(a) hereof.

“Exercise Notice” shall have the meaning set forth in Section 2.01 hereof.

“Expiration Date” shall have the meaning set forth in Section 2.01 hereof.

“Fallback Rate Observation Methodology” means that the Settlement Rate for a Reference Currency will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 5:00 p.m., Tokyo time, on the relevant date for the purchase or sale for deposits in the Reference Currency by the offices in either Hong Kong, Singapore or Tokyo of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations then the Settlement Rate for such Reference Currency will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

“Global Warrant Certificate” shall have the meaning set forth in Section 1.01(b) hereof.

“Initial Reference Currency Amount”, for each Reference Currency and the U.S. Dollar, shall be:

Currency	Initial Reference Currency Amount
CNY	[____]
TWD	[____]
JPY	[____]
SGD	[____]
USD	-1.0000

“Notional Amount” shall equal $95.00.

“Participants” shall have the meaning set forth in Section 1.02(d) hereof.

“Price Source Unavailability Event” means, as determined in good faith by the Calculation Agent, the Settlement Rate being unavailable for a Reference Currency, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the relevant Valuation Date.

 “Reference Currencies” shall mean the Chinese Yuan, the Taiwanese Dollar, the Japanese Yen and the Singapore Dollar (each, a “Reference Currency”).

“Reference Currency Quotient” shall mean, for each Reference Currency, and the U.S. Dollar, a quotient, the numerator of which is the Initial Reference Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

“Reference Exchange Rate” shall mean, for each Reference Currency, the spot exchange rates for each of such Reference Currencies quoted against the U.S. Dollar expressed as number of currency units per USD 1.

“Remaining Warrants” shall have the meaning set forth in Section 2.07(b) hereof.

“Settlement Rate” shall mean, for each Reference Currency (subject to the occurrence of a Disruption Event) is the Reference Exchange Rate on the Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event). The Settlement Rate for the U.S. Dollar shall equal 1.

“Settlement Rate Option” shall mean for each Reference Currency, as follows:

Chinese Yuan: The Chinese Renminbi/U.S. Dollar official fixing rate, expressed as the amount of Chinese Renminbi per one U.S. Dollar, for settlement in two business days reported by The State Administration of Foreign Exchange of the People’s Republic of China, Beijing, which appears on the Reuters Screen SAEC Page opposite the symbol “USDCNY=’’ at approximately 5:00 p.m., Beijing time, on the relevant Valuation Date.

Taiwanese Dollar: The Taiwanese Dollar/U.S. Dollar spot rate, expressed as the amount of Taiwanese Dollars per one U.S. Dollar, for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” at approximately 11:00 a.m. Taipei time, on the relevant Valuation Date, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time, on the relevant Valuation Date.

Japanese Yen: The Japanese Yen/U.S. Dollar official fixing rate, expressed as the amount of Japanese Yen per one U.S. Dollar, for settlement in two business days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “JPY” at approximately 10:00 a.m. New York time, on the relevant Valuation Date.

Singapore Dollar: The Singapore Dollar/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Singapore Dollar per one U.S. Dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the

Reuters Page ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on the relevant Valuation Date.

“Settlement Payment Date” shall have the meaning set forth in Section 2.02(c) hereof.

“Valuation Business Day” shall mean, with respect to each Reference Currency, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in the city or jurisdiction indicated in the Settlement Rate Option for that Reference Currency.

“Valuation Date” shall mean, for each Reference Currency, the Valuation Business Day immediately following the relevant Exercise Date or, in the event of automatic exercise, following the Expiration Date or Delisting Date; provided that if a Price Source Unavailability Event occurs with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed as described herein. The Valuation Date may also be postponed if the number of Warrants sought to be exercised on a single Exercise Date exceeds the maximum daily limit on exercise, as described as described in Section 2.02 hereof.

“Warrant” shall have the meaning set forth in the recitals hereto. The term “Warrants” has a corresponding meaning.

“Warrant Account” shall have the meaning set forth in Section 2.01 hereof.

“Warrant Agent” shall have the meaning set forth in the preamble hereto.

“Warrant Agent’s Office” shall mean 111 Wall Street, 15th Floor, New York, New York 10043, or such other address as shall be specified in writing by the Warrant Agent.

“Warrantholder” shall have the meaning set forth in Section 1.01(b) hereof.

SECTION 7.02.  Amendment. (a)  This Agreement and the terms of the Warrants may be amended by the Company, the Warrant Agent and the Calculation Agent, without the consent of the Warrantholders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein, to maintain the Warrants’ listing on the AMEX or any other national securities exchange or securities association on which they are then listed, to reflect the issuance by the Company of additional warrants or in any other manner which the Company may deem necessary or desirable and which, as determined by the Company in its sole discretion, will not materially adversely affect the interests of the holders of the Warrants.

(b)  The Company, the Warrant Agent and the Calculation Agent may modify or amend this Agreement, with the consent of Warrantholders holding not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purpose; provided, however, that no such modification or amendment that changes the determination of the Cash Settlement Amount of a Warrant (or any aspects of such determination) so as to reduce the amount receivable upon exercise of a Warrant, shortens the period of time during which the Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the Warrantholders or reduces the percentage of the number of outstanding Warrants, the consent of whose holders is required for modification or amendment of this Agreement, may be made without the consent of each Warrantholder affected thereby. The Warrant Agent may, but shall not be obligated to, enter into any amendment of this Agreement that affects its rights, duties, immunities or indemnities hereunder.

SECTION 7.03.  Notices and Demands to the Company, the Warrant Agent and the Calculation Agent. If the Warrant Agent or the Calculation Agent shall receive any notice or demand addressed to the Company by any Warrantholder pursuant to the provisions of this Agreement, the Warrant Agent or the Calculation Agent, as the case may be, shall promptly forward such notice or demand to the Company.

SECTION 7.04.  Addresses for Notices. (a) Any communications to the Warrant Agent with respect to this Agreement shall be addressed to Citibank, N.A., 111 Wall Street, 15th Floor, New York, New York 10043, Attention: [________] (telephone: (212) [________]; facsimile: (212) [________]), (b) any communications to the Company with respect to this Agreement shall be addressed to Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Treasurer (telephone: (212) 526-7000; facsimile: (646) 758-3204), with a copy to 1301 Avenue of the Americas, 5th Floor, New York, New York 10022, Attention: Corporate Secretary (telephone: (212) 526-0858; email: corporatesecretary@lehman.com), and (c) any communications to the Calculation Agent with respect to this Agreement shall be addressed to Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: [_________] (telephone: (212) 526-7000; facsimile: (646) 758-4942) (or such other address as shall be specified in writing by the Warrant Agent, the Company or the Calculation Agent, respectively).

SECTION 7.05.  Notices to Holders. The Company may cause to have notice given to the Warrantholders by providing the Warrant Agent with a form of notice to be distributed by the Depository to Participants in accordance with the custom and practices of the Depository.

SECTION 7.06.  Obtaining of Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective (a) any and all permits, consents and approvals of governmental agencies and authorities and the AMEX or any successor United States national securities exchange and (b) any and all filings or notices under United States Federal and state securities laws, which may be or become required in connection with the issuance, sale, trading, transfer or delivery of the Global Warrant Certificates or the exercise of the Warrants.

SECTION 7.07.  Persons Having Rights Under This Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent, the Calculation Agent, the registered holder of the Global Warrant Certificates and the Warrantholders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof; and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, the Calculation Agent, and their respective successors, the registered holder of the Global Warrant Certificates and of the Warrantholders.

SECTION 7.08.  Inspection of Agreement. A copy of this Agreement shall be available during the Warrant Agent’s normal business hours at the Warrant Agent’s Office, which is located at 111 Wall Street, 15th Floor, New York, New York 10043, for inspection by the Warrantholders, Participants or any person certified by any Participant to be an indirect participant of the Depository or any person certified by any Participant to be a Warrantholder, in each case, on behalf of whom such Participant holds Warrants.

SECTION 7.09.  Headings.The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7.10.  Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.11.  GOVERNING LAW. THIS AGREEMENT AND EACH WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

CITIBANK, N.A., as Warrant Agent

By:
Name:
Title:

LEHMAN BROTHERS INC., as Calculation Agent

By:
Name:
Title:

EXHIBIT A

[FORM OF GLOBAL WARRANT CERTIFICATE]

No. 1	CUSIP No. [ ]

LEHMAN BROTHERS HOLDINGS INC.
            Warrants
Currency Basket Warrants
Expiring February 13, 2008

This certifies that CEDE & Co., or registered assigns, is the registered holder of          Currency Basket Warrants Expiring February 13, 2008 (the “Warrants”). Each Warrant entitles the beneficial owner thereof (each a “Warrantholder”) to receive, subject to the conditions set forth herein and in the Warrant Agreement (as defined below), from Lehman Brothers Holdings Inc. (the “Company”) an amount in U.S. Dollars (rounded down to the nearest one-hundredth of a cent) (the “Cash Settlement Amount”) that is the greater of (A) zero and (B) the product of the product of the Notional Amount times the Basket Value. In no event shall a Warrantholder be entitled to any interest on any Cash Settlement Amount. Capitalized terms included herein but not defined herein have the meanings assigned thereto in the Warrant Agreement.

“Basket Value” shall mean the sum of the Reference Currency Quotients.

“Initial Reference Currency Amount”, for each Reference Currency and the U.S. Dollar, shall be:

Currency	Initial Reference Currency Amount
CNY	[ ]
TWD	[ ]
JPY	[ ]
SGD	[ ]
USD	-1.0000

“Notional Amount” shall equal $95.00.

“Reference Currency Quotient” shall mean, for each Reference Currency, and the U.S. Dollar, a quotient, the numerator of which is the Initial Reference Currency Amount for such currency and the denominator of which is the Settlement Rate for such currency.

“Reference Currencies” shall mean the Chinese Yuan, the Taiwanese Dollar, the Japanese Yen and the Singapore Dollar (each, a “Reference Currency”).

“Reference Exchange Rate” shall mean, for each Reference Currency, the spot exchange rates for each of such Reference Currencies quoted against the U.S. Dollar expressed as number of currency units per USD 1.

“Settlement Rate” shall mean, for each Reference Currency (subject to the occurrence of a Disruption Event) is the Reference Exchange Rate on the Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event). The Settlement Rate for the U.S. Dollar shall equal 1.

“Settlement Rate Option” shall mean for each Reference Currency, as follows:

Chinese Yuan: The Chinese Renminbi/U.S. Dollar official fixing rate, expressed as the amount of Chinese Renminbi per one U.S. Dollar, for settlement in two business days reported by The State Administration of Foreign Exchange of the People’s Republic of China, Beijing, which appears on the Reuters Screen SAEC Page opposite the symbol “USDCNY=“ at approximately 5:00 p.m., Beijing time, on the relevant Valuation Date.

Taiwanese Dollar: The Taiwanese Dollar/U.S. Dollar spot rate, expressed as the amount of Taiwanese Dollars per one U.S. Dollar, for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” at approximately 11:00 a.m. Taipei time, on the relevant Valuation Date, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time, on the relevant Valuation Date.

Japanese Yen: The Japanese Yen/U.S. Dollar official fixing rate, expressed as the amount of Japanese Yen per one U.S. Dollar, for settlement in two business days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “JPY” at approximately 10:00 a.m. New York time, on the relevant Valuation Date.

Singapore Dollar: The Singapore Dollar/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Singapore Dollar per one U.S. Dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on the relevant Valuation Date.

“Valuation Business Day” shall mean, with respect to each Reference Currency, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in the city or jurisdiction indicated in the Settlement Rate Option for that Reference Currency.

“Valuation Date” shall mean, for each Reference Currency, the Valuation Business Day immediately following the relevant Exercise Date or, in the event of automatic exercise, following the Expiration Date or Delisting Date; provided that if a Price Source Unavailability Event occurs with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed as described in the Warrant Agreement. The Valuation Date may also be postponed if the number of warrants sought to be exercised on a single Exercise Date exceeds the maximum daily limit on exercise, as described as described in the Warrant Agreement.

Subject to the terms of the Warrant Agreement, each Warrant may be irrevocably exercised in whole but not in part on any Business Day from August [   ], 2006 until 3:00 p.m., New York City time, on the earlier of (i) the Business Day immediately preceding February 13, 2008 (February 13, 2008 being referred to herein as the “Expiration Date”) and (ii) the Business Day immediately preceding the Delisting Date, if any. Except in the event of automatic exercise (as described in the Warrant Agreement), each Warrant shall be irrevocably exercised upon receipt by the Warrant Agent of such Warrant delivered free on the records of the Depository to the Warrant Agent’s Depository Participant Account (entitled Citibank, N.A. Corporate Trust Warrant Agent Account, No. 2659, or such other account at the Depository as the Warrant Agent shall designate in writing to the Company) (the “Warrant Account”) pursuant to an Exercise Notice to the Warrant Agent from a Participant, in the case of Warrants held through the facilities of the Depository, a Clearstream participant, in the case of Warrants held through Clearstream, or a Euroclear participant, in the case of Warrants held through Euroclear, acting, directly or indirectly, on behalf of the Warrantholder; provided, however, that Exercise Notices are subject to rejection by the Warrant Agent as provided in the Warrant Agreement. An Exercise Notice shall be unconditional.

This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

The Warrants evidenced by this Global Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to a Warrant Agreement, dated as of August [   ], 2006 (the “Warrant Agreement”), among the Company, Citibank, N.A. (the “Warrant Agent”) and Lehman Brothers Inc. (the “Calculation Agent”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Warrantholders, the entities through which such Warrantholders hold their beneficial interests in the Warrants and the registered holder of this Global Warrant Certificate consent by acceptance of this Global Warrant Certificate by the Depository and which Warrant Agreement is hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agreement is on file at the Warrant Agent’s Office, which is located at 111 Wall Street, 15th Floor, New York, New York 10043.

The Warrants constitute direct, unconditional and unsecured obligations of the Company and rank equally with the Company’s other unsecured contractual obligations and with the Company’s unsecured and unsubordinated debt.

Subject to the terms of the Warrant Agreement and this Global Warrant Certificate, and except for Warrants (x) subject to automatic exercise, (y) for which exercise is delayed pursuant to the Warrant Agreement or (z) which are held through the facilities of Clearstream or Euroclear, the “Exercise Date” for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 p.m., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the Business Day following such Business Day.

In the case of Warrants held through the facilities of Clearstream or Euroclear, except for Warrants subject to automatic exercise, the “Exercise Date” for a Warrant will be

(i) the Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 p.m., New York City time, on such day; provided that the Warrant is received by the Warrant Agent by 3:00 p.m., New York City time, on the Valuation Date, or (ii) if the Warrant Agent receives such Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the Business Day following such Business Day; provided that the Warrant is received by 3:00 p.m., New York City time, on the Valuation Date relating to exercises of Warrants on the applicable Valuation Day. In the event that a Warrant is received after 3:00 p.m., New York City time, on the applicable Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a Business Day, the following Business Day. In the case of Warrants held through the facilities of Euroclear, (a) participants must also transmit, by facsimile, to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by 3:00 p.m., New York City time, on the desired Exercise Date and (b) Euroclear must confirm by telex to the Warrant Agent by 9:00 a.m., New York City time, on the applicable Valuation Date that the Warrants will be received by the Warrant Agent on such date; provided that if such telex communication is received after 9:00 a.m., New York City time, on the applicable Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise Notice or waive the requirement for timely delivery of such telex communication.

Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency will be postponed until the Valuation Business Day for that Reference Currency next succeeding the scheduled Valuation Date on which no Price Source Unavailability Event is occurring. If on each of the two scheduled Valuation Business Days following the scheduled Valuation Date the Price Source Unavailability is still in effect or if such days are not otherwise Valuation Business Days, the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on the third scheduled Valuation Business Day after the scheduled Valuation Date in accordance with the Fallback Rate Observation Methodology. “Price Source Unavailability Event” means, as determined in good faith by the Calculation Agent, the Settlement Rate being unavailable for a Reference Currency, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the relevant Valuation Date.

Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the Warrants, the Calculation Agent will determine the Settlement Rate for the affected Reference Currency as of the day on which such Disruption Event occurred in accordance with the Fallback Rate Observation Methodology. The Calculation Agent will use the Settlement Rate for the affected Reference Currency so determined to calculate the Basket Value for any warrant exercised after the Disruption Event has occurred, whether or not the Disruption Event is still continuing. A “Disruption Event” with respect to any Reference Currency means any of the following events (other than a Price Source Unavailability Event), as determined in good faith by the Calculation Agent:

(a)  the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of such Reference Currency into U.S. Dollars through customary legal channels; or (y) the delivery of U.S. Dollars from accounts inside the country for which such Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) to accounts outside that Reference Currency Jurisdiction;

(b)  the occurrence of any event causing the Reference Exchange Rate for such Reference Currency to be split into dual or multiple currency exchange rates; or

(c)  the occurrence and/or existence of any event (other than those set forth in (a) or (b) above) in a Reference Currency Jurisdiction that materially disrupts the market for such Reference Currency.

The valuation of and payment for any exercised Warrant may be postponed as a result of the exercise of a number of Warrants exceeding the maximum permissible amount as described herein, in which case the Warrantholder will receive the Cash Settlement Amount determined as of a later date.

Subject to the terms of the Warrant Agreement, in the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Securities Exchange Act of 1934, as amended), the AMEX and not accepted at the same time for listing on another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, in which case the Warrantholder will receive the Cash Settlement Amount.

All Warrants for which the Warrant Agent has not received an Exercise Notice in proper form at or prior to 3:00 p.m., New York City time, on the earlier of (i) the Business Day immediately preceding the Expiration Date or (ii) the Business Day immediately preceding the Delisting Date, if any, or for which the Warrant Agent has received an Exercise Notice in proper form but with respect to which timely delivery of the relevant Warrants has not been made, will be deemed automatically exercised on such date without any requirement of an Exercise Notice to the Warrant Agent.

The Warrants will be issued in denominations of 100 Warrants and whole multiples of 100.

Subject to the terms of the Warrant Agreement, all exercises of Warrants (except in the case of automatic exercise of Warrants) shall be subject, at the Calculation Agent’s option, to the limitation that not more than 500,000 Warrants in total may be exercised on any Exercise Date. No fewer than 100 Warrants may be exercised by a Warrantholder at any one time, except in the case of automatic exercise of Warrants.

The Company intends to treat and, by purchasing a Warrant, the Warrantholder agrees to treat, for all tax purposes, a Warrant as a nonequity option within the meaning of section 1256(g)(3) of the Internal Revenue Code of 1986, as amended.

Prior to due presentment for registration of transfer, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent, may deem and treat the registered owner hereof as the absolute owner of the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose whatsoever, and as the person entitled to exercise the rights represented by the Warrants evidenced hereby, and neither the

Company nor the Warrant Agent, nor any agent of the Company or the Warrant Agent, shall be affected by any notice to the contrary.

The Warrant Agent shall, in accordance with the Warrant Agreement, from time to time register the transfer of this Global Warrant Certificate in its records (which may be maintained electronically) to be maintained by it for that purpose at the Warrant Agent’s Office upon surrender hereof, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder hereof or by the duly appointed legal representative or duly authorized attorney thereof, such signature to be guaranteed by a bank or trust company with a correspondent office in New York City or by a member of a national securities exchange. Upon any such registration of transfer, a new Global Warrant Certificate shall be issued to the transferee.

The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

THIS GLOBAL WARRANT CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be duly executed.

Dated:	LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

[Corporate Seal]
Attest:

Assistant Secretary

Countersigned for authentication
purposes only as of the
date above written:

CITIBANK, N.A.
as Warrant Agent,

By:
Authorized Officer

EXHIBIT B

FORM OF EXERCISE NOTICE

For Warrants Represented by the Global Warrant Certificate
CUSIP No.: [____________]
Citibank, N.A.
111 Wall Street, 15th Floor Zone 8
New York, New York 10043
Attn: [____________]
Telephone No.: (212) [__________]
Facsimile No.: (212) [__________]

1. We refer to the Warrant Agreement dated as of August [   ], 2006 (the ‘‘Warrant Agreement’’), among Lehman Brothers Holdings Inc. (the ‘‘Company’’), Citibank, N.A., as Warrant Agent (the ‘‘Warrant Agent’’), and Lehman Brothers Inc., as Calculation Agent (the ‘‘Calculation Agent’’). On behalf of certain beneficial owners, each of whose Warrants have been, or will be, transferred to the Warrant Agent in accordance with the provisions of the Representations Letter relating to the Warrants, we hereby irrevocably exercise Warrants (the ‘‘Tendered Warrants’’). We hereby acknowledge that the Tendered Warrants and this Exercise Notice must be received by you by 3:00 p.m., New York City time, on a New York business day in order for the Valuation Date for the Tendered Warrants to be the Valuation Business Day following such New York business day and that, if the Tendered Warrants and this Exercise Notice are received by you after 3:00 p.m., New York City time, on a New York business day, the Valuation Date of the Tendered Warrants shall be the following Valuation Business Day, in each case subject to certain provisions of the Warrant Agreement.

2. If you determine that this Exercise Notice has not been duly completed or is not in proper form, this Exercise Notice will be void and of no effect and will be deemed not to have been delivered. If the Cash Settlement Amount for any Tendered Warrants is determined by the Calculation Agent to be zero, this Exercise Notice will be void and of no effect and such Tendered Warrants will be transferred back to the participant.

Dated:

NAME OF DEPOSITARY PARTICIPANT

Participant Number

By:

Authorized Signature
Address:
Telephone: (     )

B-1

EXHIBIT C

CONFIRMATION OF EXERCISE

[Name of Depository Participant]
[Name of Euroclear Participant]
[Name of Clearstream Participant]
[Address]

We hereby confirm receipt of your Exercise Notice with respect to _______________ Warrants (the “Tendered Warrants”) which were transferred by you to our Depository Participant Account No. ______________. We have found such Notice to be duly completed and in proper form, and we have verified, in the manner provided in the Warrant Agreement, dated as of August [__], 2006 (the “Warrant Agreement”), among Lehman Brothers Holdings Inc., Citibank, N.A. and Lehman Brothers Inc., that you are a Depository Participant. The Valuation Date of the Tendered Warrants was on ____________ in New York City.

We hereby confirm that the aggregate Cash Settlement Amount of the Tendered Warrants is $_____________ ($_____ per Warrant), which will be made available to [you] as designated in your Exercise Notice.

Capitalized terms included herein but not defined have the meanings assigned thereto in the Warrant Agreement.

Dated:

CITIBANK, N.A., as Warrant Agent,

By:
Authorized Signature

C-1

NOTICE OF REJECTION

[Name of Depository Participant]
[Name of Euroclear Participant]
[Name of Clearstream Participant]
[Address]

Dated:

You are hereby notified that the Exercise Notice delivered by you was determined by us not to have been [duly completed] [in proper form] [such Warrants were not transferred to our Depository Participant Account No. ___________ on a timely basis as provided in the Warrant Agreement] [we did not receive from Euroclear a Euroclear Confirmation that proper delivery of the Warrants to which the Exercise Notice delivered by you relates would be made on a timely basis], as set forth in the Warrant Agreement, dated as of August [__], 2006 (the “Warrant Agreement”), among Lehman Brothers Holdings Inc., Citibank, N.A. and Lehman Brothers Inc. Accordingly, we have rejected your Exercise Notice as being unsatisfactory as to form.

Capitalized terms included herein but not defined have the meanings assigned thereto in the Warrant Agreement.

CITIBANK, N.A., as Warrant Agent,

By:
Authorized Signature

D-2